EXHIBIT 10.1
April 19, 2007
Mr. Sal Cobar
1070 E. Arques Avenue
Sunnyvale, CA 94085
Dear Sal;
Silicon Image, Inc. (the “Company”) is pleased to confirm our offer to you your new position of Vice President, Worldwide Sales reporting to Steve Tirado starting April 23, 2007. The terms of our offer and the benefits currently provided by the Company are as follows:
1.	Your compensation will be $350,000 at target earnings and will be subject to annual review. Your base salary will be $210,000, and your sales bonus will be $140,000 at 100% of target. In addition for 2007 only, we will guarantee payment of your sales bonus for the second quarter (ending June 30) and third quarter (ending September 30) at 100% of target. Additionally, you will be eligible to participate in the regular health insurance and other employee benefit plans established by the Company for its employees from time to time.

2.	As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. The “Employee Inventions and Confidentiality Agreement” which you previously signed shall remain in full force during the course of your employment with the Company.

3.	We will recommend that the Board approve a grant to you, contingent on you accepting your new role as Vice President, Worldwide Sales, of stock options in the amount of 100,000 shares of the Company’s Common Stock. The grant date for such grant of stock options shall be the first 15th day of the calendar month after you commence work at the Company in your new role as Vice President, Worldwide Sales, and the exercise price for such grant shall be the closing price on such grant date. Provided you continue to provide services to the Company, the stock options will become vested and exercisable with respect to 25% of the total shares granted on the 12 month anniversary date of the grant date, and thereafter on the 15th day of each succeeding month an additional 2.083% of the total shares granted under the stock option will become vested and exercisable. However, the grant of such stock options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation, and is not intended to create any obligation on the part of the Company. Further details on the Company’s stock option plan and on any specific stock option grant to you will be provided upon approval of such stock option grant by the Board.
1060 E. Arques Avenue, Sunnyvale CA 94085 408 616 4000 www.siliconimage.com

4.	While we look forward to a long and profitable relationship, should you decide to accept our offer, you will remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason or no reason, at any time and without cause or prior notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. The at-will nature of your employment with the Company may only be changed in a written agreement signed by the Company’s CEO.

5.	You and the Company agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining injunctive relief from a court having jurisdiction over the parties for any alleged violation of the Employee Invention Assignment and Confidentiality Agreement. Such arbitration shall be conducted through JAMS in the State of California, Santa Clara County, before a single arbitrator, in accordance with the JAMS Employment Arbitration Rules and Procedures in effect at that time. The arbitrator must decide all disputes in accordance with California law and shall have power to decide all matters, including arbitrability. You will bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court. When the arbitrator has issued a decision, judgment on that decision may be entered in any court having jurisdiction thereof. We each understand and agree that we are waiving a trial by jury. However, this arbitration provision shall not affect your right to file an administrative claim before any government agency where, as a matter of law, the parties may not restrict the Employee’s ability to file an administrative claim with said agency (by way of example, claims before the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, the parties agree that arbitration shall be the exclusive remedy for administrative claims.

6.	This offer will remain valid until Friday, April 20, 2007. If you decide to accept our offer please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer. Should you have anything else that you wish to discuss, please do not hesitate to call.
     Sal, we look forward to our continued working relationship with you at Silicon Image, Inc. in your new role.

Sincerely, Silicon Image, Inc

Doug Haslam Vice President Human Resources

My signature below indicates acceptance of the terms and conditions of this offer and acknowledgement that I have read and understood the terms and conditions of this offer. I further acknowledge that no other commitments or representations were made to me as part of my employment offer except as specifically set forth herein.

4/20/07

Sal Cobar	Date